Filed Pursuant to Rule 433

Registration Nos.: 333-170956 and 333-170956-08

*$850MM NISSAN AUTO LEASE TRUST 2014-A*

Joint Bookrunners: CITI (STR), BAML, Soc Gen

Co-Manager: Mizuho, MUFG, RBS, Scotia, TD Securities

CLS	AMT($MM)	WAL	M/F	Exp	Legal	Spread	YLD	Px	Cpn
A-1	128.00	0.32	P-1/F1+	1/15/2015	6/15/2015	.18%	.18%	100.00000	0.18%
A-2A	182.50	1.24	Aaa/AAA	2/15/2016	9/15/2016	EDSF+16	.488%	99.99076	0.48%
A-2B	182.50	1.24	Aaa/AAA	2/15/2016	9/15/2016	1ML+ 16		100.0000	1ML+16
A-3	242.00	1.91	Aaa/AAA	8/15/2016	2/15/2017	EDSF+24	.802%	99.99874	0.80%
A-4	115.00	2.29	Aaa/AAA	11/15/2016	10/15/2019	IntS+34	1.048%	99.98706	1.04%

TICKER:	NALT 2014-A	REGISTRATION:	SEC Registered
TRADE:	6/10/14	EXPECTED RATINGS:	Moody’s/Fitch
EXPECTED SETTLE:	6/18/14	PXG SPEED:	75% PPC
FIRST PAY:	7/15/14	ERISA ELIGIBLE:	Yes
BILL & DELIVER:	CITI	MIN DENOMS:	$25K × $1K

AVAILABLE INFORMATION:

*Preliminary	Prospectus & FWP (attached)

*CDI file (attached)/Intex Deal Name: XNAL14A Password: 7U2B

*www.netroadshow.com NALT14A

For information purposes only. This is not a confirmation. Trade details are subject to terms and conditions contained in our official confirmation. We may make markets, buy/sell as principal or have a position in financial products herein. An employee may be a director of, and we may perform or solicit investment banking or other services from any company herein. We do not guarantee that this information is accurate, complete or that any returns indicated will be achieved. Price/availability is subject to change. This is not an offer to sell or a solicitation of any offer to buy any financial product. Changes to assumptions may have material impact on returns. For info, please contact your rep.

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